UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2026
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LEONARDO DRS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-41565	13-2632319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2345 Crystal Drive
Suite 1000
Arlington, Virginia 22202
(Address of principal executive offices)
(703) 416-8000
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	DRS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.
Credit Agreement
On January 28, 2026, Leonardo DRS, Inc., a Delaware corporation (the “Company”), and certain direct and indirect U.S. subsidiaries of the Company (the “Guarantors”) entered into a credit agreement (the “Credit Agreement”) by and among the Company, as borrower, the Guarantors, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent and Swing Line Lender, and the other lenders party thereto.
The Credit Agreement provides for a five-year senior unsecured $500 million revolving credit facility (the “Credit Facility”).
The Credit Facility is available beginning January 28, 2026 (the “Closing Date”) for borrowing from time to time prior to the final maturity of the Credit Facility. Borrowings under the Credit Agreement may be used by the Company and certain of its subsidiaries for working capital and other general corporate purposes. The Company may at any time or from time to time voluntarily prepay borrowings outstanding under the Credit Facility in whole or in part without premium or penalty.
Each existing and future direct or indirect U.S. subsidiary of the Company (other than indirect U.S. subsidiaries held through foreign subsidiaries) provides an unconditional joint and several guarantee of the Company’s obligations under the Credit Agreement. The guarantees are subject to certain exclusions as described further in the Credit Agreement.
The Credit Facility bears interest on the outstanding principal amount at a rate per annum equal to, at the Company’s option, (i) in the case of base rate loans, the highest of (a) the Federal Funds Rate (as defined in the Credit Agreement) plus 1⁄2 of 1.00%, (b) the Prime Rate (as defined in the Credit Agreement) as in effect on such day and (c) the one-month Term SOFR (as defined in the Credit Agreement) plus 1.00% per annum, plus in each case a margin of 0.250% to 0.625% and (ii) in the case of Term SOFR loans, Term SOFR for the applicable interest period, plus a margin of 1.250% to 1.625%. The interest rate margins are subject to adjustments based on the Company’s total net leverage determined in accordance with the Credit Agreement. The initial margins for borrowings under the Credit Facility are 1.250% in the case of Term SOFR loans and 0.250% in the case of base rate loans. The commitment fee payable on the unused portion of the Credit Facility will range from 0.150% to 0.300%, subject to adjustment based on the Company’s total net leverage determined in accordance with the Credit Agreement. The initial commitment fee is 0.150%. The Company has also agreed to pay customary letter of credit fees.
The Credit Agreement contains a number of covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, make dividends and other restricted payments, make investments, engage in mergers, acquisitions and dispositions, engage in transactions with shareholders and affiliates, enter into restrictive agreements, and use proceeds. The Credit Agreement requires the Company to comply with a maximum total net leverage ratio of 3.75 to 1.00 (subject to a temporary increase to 4.00 to 1.00 in connection with certain material acquisitions), as well as maintain a net interest coverage ratio of at least 3.00 to 1:00. These ratios are determined as of the last day of each fiscal quarter, commencing with the first full fiscal quarter after the date of the Credit Agreement.
The Credit Agreement contains customary events of default. Upon the occurrence and during the continuation of an event of default, the Administrative Agent may terminate the commitments under the Credit Facility and declare the outstanding loans under the Credit Facility and all other obligations under the Credit Agreement immediately due and payable.
Item 1.02. Termination of a Material Definitive Agreement.
In connection with entering into the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its existing credit agreement, dated as of November 29, 2022, with Bank of America, N.A., as administrative agent, Swing Line Lender and L/C Issuer, the Guarantors, and the other lenders party thereto (the “Old Credit Agreement”). There were no outstanding loan borrowings under the Old Credit Agreement at the time of termination and no early termination penalties were incurred by the Company.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
Credit Agreement, dated as of January 28, 2026 by and among Leonardo DRS, Inc., certain subsidiaries of Leonardo DRS, Inc. referred to therein, each of the lenders identified therein and JPMorgan Chase Bank, N.A., as administrative agent*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
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*    Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEONARDO DRS, INC.
(Registrant)

Date: January 28, 2026	By:	/s/ Mark A. Dorfman
Mark A. Dorfman
Executive Vice President, General Counsel & Secretary